UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 30, 2010 (Date of earliest event reported): December 29, 2010

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 (Commission File Number)	76-0515249 (IRS Employer Identification No.)

11757 Katy Freeway
Houston, Texas 77079
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 29, 2010, Philip Rydzewski, 47 years old, became the Chief Financial Officer and Senior Vice President of INX Inc. (the “Company”).  From 2001 to 2004, Mr. Rydzewski was Chief Financial Officer of HMS Holdings Corp. (Nasdaq:HMSY), a technology service based business in the healthcare sector, then from 2004 to 2007, he was Vice President of Finance of Catalyst Health Solutions, Inc. (Nasdaq:CHSI), a pharmacy benefit manager.  Most recently, Mr. Rydzewski provided a variety of CFO services to public and private companies on a consulting basis following a period as Chief Accounting Officer from 2007 to 2008 of HealthMarkets, Inc., a private equity owned SEC registrant in the insurance industry.   Earlier in his career, Mr. Rydzewski was with KPMG for five years, followed by eight years with a NYSE listed company where he was the VP Corporate Controller.  He is a graduate of Georgetown University and holds an inactive CPA license.

In connection with his appointment as the Company’s Chief Financial Officer and Senior Vice President, Mr. Rydzewski has entered into a written employment agreement with the Company.  The employment agreement provides Mr. Rydzewski with a monthly base salary of $20,833.33, or $250,000 annually.  In addition to the base salary, Mr. Rydzewski is entitled to a quarterly and annual bonus, the amount and terms of which shall be set from time to time in writing by the Compensation Committee.  The initial "target" bonus for "at plan" performance is forty percent (40%) of annual salary and can vary from zero to as much as two times the "at plan" amount based upon actual performance as compared to the "plan."  Additionally, Mr. Rydzewski will be issued 60,000 shares of the Company’s restricted common stock, which shares will vest one fifth ratably (1/5th annually) over a period of five years commencing on December 29, 2010.  Such shares will also immediately vest upon the occurrence of a “change in control” of the Company (as such term is defined in the employment agreement).  As an inducement to enter into the employment agreement and the confidentiality agreement (discussed below), Mr. Rydzewski was granted a one-time sign-on bonus in the amount of $10,000.  He will also be entitled to receive a bonus of up to $50,000 in 2011 based upon the timing of the completion of the current restatement of certain of the Company’s previously filed financial statements and the completion of all past due filings with the Securities and Exchange Commission

Mr. Rydzewski’s employment may be terminated by either party at any time, with or without cause.  If the Company terminates the employment agreement without cause, Mr. Rydzewski is entitled to severance compensation equal to six months of then current base salary plus an additional two months of then current base salary for each full year of employment with the Company prior to such termination, subject to a maximum of twelve months’ severance.  The employment agreement also contains non-competition and non-solicitation provisions which apply during the term of the agreement and for twelve months thereafter.  A copy of Mr. Rydzewski’s employment agreement is attached as Exhibit 10.1 to this report.

Mr. Rydzewski also signed a written confidentiality agreement, which requires strict confidentiality with regards to the Company’s Confidential Information, as such term is defined in the confidentiality agreement.  The confidentiality agreement additionally requires that all Inventions (as such term is defined in the confidentiality agreement) of Mr. Rydzewski while employed by the Company will be the property of the Company. Additionally, Mr. Rydzewski must return all Confidential Information upon the termination of the employment agreement. The confidentiality agreement also contains a non-interference provision, which applies during the terms of the confidentiality agreement and for eighteen months thereafter.  A copy of Mr. Rydzewski’s confidentiality agreement is attached as Exhibit 10.2 to this report.

Item 9.01 Financials Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between INX Inc. and Philip Rydzewski dated December 29, 2010
10.2	Confidentiality Agreement by and between INX Inc. and Philip Rydzewski dated December 29, 2010

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2010	INX Inc.

/s/ James H. Long
James H. Long
Executive Chairman

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between INX Inc. and Philip Rydzewski dated December 29, 2010
10.2	Confidentiality Agreement by and between INX Inc. and Philip Rydzewski dated December 29, 2010

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